Exhibit 10.3

BONUS AGREEMENT

THIS BONUS AGREEMENT (this “Agreement”) is made and entered into this 19th day of December, 2019 (the “Effective Date”) by and among CTT Employee, LLC (“Employer”), a subsidiary of CatchMark Timber Trust, Inc. (including its subsidiaries, “CatchMark”), and John F. Rasor (“Employee”). Employer and Employee are sometimes referred to herein collectively as the “Parties,” and each is sometimes referred to herein individually as a “Party.”

WHEREAS, Employee currently serves as the President of TexMark Timber Treasury, L.P. (“Triple T”) and each of its subsidiaries (collectively, the “Triple T Joint Venture”); and

WHEREAS, Employer desires to enter into this Agreement with Employee in recognition of Employee’s service to Employer and CatchMark and to provide an incentive for Employee to continue to remain employed by Employer.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.    DEFINITIONS. For purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)“Additional Payment Event” means a distribution made by Triple T to CatchMark pursuant to Section 3.5(b)(i) or (ii) of the Triple T Partnership Agreement in connection with the closing of a separate transaction (in addition to any transaction related to the Initial Payment Event) following (i) the occurrence of the Initial Payment Event; (ii) the return of CatchMark’s $200,000,000 Capital Contribution (as defined in the Triple T Partnership Agreement) from Triple T; and (iii) the distribution of an amount computed like interest at a rate of 10.25% per annum, compounded on the last day of each calendar year, on CatchMark’s Common Interest in Triple T for the period from July 6, 2018 through the date of the Additional Payment Event. For the avoidance of doubt, cash received by Triple T but not distributed to CatchMark will not constitute an Additional Payment Event.

(b)“Additional Payment Event Bonus” means the right to earn a cash payment under this Agreement if and when an Additional Payment Event occurs. An Additional Payment Event Bonus earned, if any, shall be calculated as set forth in Appendix A hereto.

(c)“Approved Resignation” means Employee’s resignation from employment that is approved by Employer. A resignation by Employee shall not constitute an “Approved Resignation” unless Employee shall first have delivered to Employer a written request for an Approved Resignation at least thirty (30) days prior to Employee’s desired date of termination.

(d)“Bonus” shall mean, collectively, the Initial Payment Event Bonus and the Additional Payment Event Bonus.

(e)“Cause” as a reason for Employee’s termination of employment shall mean a good faith determination by Employer that any of the following has occurred: (i) the willful failure of Employee to follow the reasonable directions of Employer if Employee does not begin to cure such failure within ten (10) days after receipt of written notice from Employer specifying the particulars of the failure and complete such cure without any further failure to follow the reasonable direction in question. Notwithstanding anything to the contrary set forth in this subsection, and for purposes of clarity, Employee’s failure to meet any performance standards or expectations shall not constitute Cause; (ii) theft, fraud, embezzlement, or material dishonesty in connection with Employee’s employment, or intentional falsification of any employment or Employer records; (iii) the conviction by Employee of, or Employee’s pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude, whether or not such felony or crime is connected with the business of Employer; (iv) breach of fiduciary duty or any willful violation of law by Employee in connection with Employer’s

Exhibit 10.3

business or relating to Employee’s duties hereunder, or willful misconduct for personal profit by Employee in connection with Employer’s business or relating to Employee’s duties; or (v) Employee’s material failure to abide by CatchMark’s code of conduct, code of ethics, or other employment or corporate governance policies.

(f)“Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Agreement, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(g)“Disability” shall mean the inability of Employee, as reasonably determined by Employer, to perform the essential functions of Employee’s regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted for a period of six (6) consecutive months.

(h)“Initial Payment Event” means a distribution made by Triple T to CatchMark pursuant to Section 3.5(b)(i) or (ii) of the Triple T Partnership Agreement following both (i) the return of CatchMark’s $200,000,000 Capital Contribution (as defined in the Triple T Partnership Agreement) from Triple T, and (ii) the distribution of an amount computed like interest at a rate of 10.25% per annum, compounded on the last day of each calendar year, on CatchMark’s Common Interest in Triple T for the period from July 6, 2018 through the date of the Initial Payment Event. For the avoidance of doubt, cash received by Triple T but not distributed to CatchMark will not constitute an Initial Payment Event.

(i)“Initial Payment Event Bonus” means the right to earn a cash payment under this Agreement if and when the Initial Payment Event occurs. The Initial Payment Event Bonus earned, if any, shall be calculated as set forth in Appendix A hereto.

(j)“Maximum Aggregate Payout” means $3 million.

(k) “Payment Event Timeframe” means the period commencing on the Effective Date and ending at 12 a.m. Eastern time on July 6, 2028.

(l)“Triple T Partnership Agreement” means the Limited Partnership Agreement of Triple T, as it may be amended from time to time.

2.    TERMS OF BONUS.

(a)Subject to Section 3 hereof, Employee shall be entitled to receive an Initial Payment Event Bonus upon the occurrence of the Initial Payment Event within the Payment Event Timeframe. Following the occurrence of the Initial Payment Event, the value of the Initial Payment Event Bonus shall be calculated by Employer in its sole discretion, as provided on Appendix A hereto. The Initial Payment Event Bonus earned, if any, shall be payable to Employee in a single lump sum as soon as possible following the Initial Payment Event occurring during the Payment Event Timeframe, but in no event later than March 15 of the year following the year in which the Initial Payment Event occurs. If the Initial Payment Event Bonus is equal to or capped at the Maximum Aggregate Payout, then this Agreement shall terminate immediately upon payment of the Initial Payment Event Bonus.

(b)Subject to Section 3 hereof, Employee shall be entitled to receive an Additional Payment Event Bonus upon the occurrence of an Additional Payment Event within the Payment Event Timeframe. Following the occurrence of an Additional Payment Event, the value of the Additional Payment Event Bonus shall be calculated by Employer in its sole discretion, as provided on Appendix A hereto. An Additional Payment Event Bonus earned, if any, shall be payable to Employee in a single lump sum as soon as possible following the Additional Payment Event occurring during the Payment Event Timeframe, but in no event later than March 15 of the year following the year in which the Additional Payment Event to which the Additional Payment Event Bonus relates occurs.

Exhibit 10.3

(c)Notwithstanding anything in this Agreement to the contrary, the maximum aggregate dollar value of the Bonus that may be earned pursuant to this Agreement shall be the Maximum Aggregate Payout.

(d) In the event of Employee’s death, any payments owing to Employee shall be made to Employee’s designated beneficiary (or if none, to Employee’s estate) at the same time and under the same conditions as would otherwise have occurred had Employee not died.

(e)Notwithstanding anything else in this Agreement to the contrary, if the Bonus has not yet become payable as of the last day of the Payment Event Timeframe, then the Bonus shall be forfeited, this Agreement shall terminate, and an Initial Payment Event or Additional Payment Event occurring after the conclusion of the Payment Event Timeframe shall be disregarded for purposes of this Agreement.

(f)Upon the occurrence or in anticipation of any event or transaction involving Triple T (including any merger, reorganization or recapitalization of Triple T) prior to an Initial Payment Event or Additional Payment Event, Employer shall provide that the Bonus will be equitably converted or substituted in connection with such transaction into a bonus award calculated consistently with Appendix A provided that prior to the payment of any such substituted or converted bonus, CatchMark shall have received both (i) the return of CatchMark’s $200,000,000 Capital Contribution to Triple T, and (ii) the distribution of an amount computed like interest at a rate of 10.25% per annum, compounded on the last day of each calendar year, on CatchMark’s $200,000,000 Capital Contribution for the period from July 6, 2018 through the date of the bonus payment event. In addition, Employer may, in its sole discretion, provide that the Bonus will become immediately vested and non-forfeitable (in whole or in part) upon such event or transaction involving Triple T. Any adjustments made pursuant to this Section 2(f) shall be subject to the provisions of Section 4(b).

3.    VESTING.

(a)    Employee’s right to receive the Bonus if and when it becomes payable, if at all, shall vest in full on the earliest to occur of the following: (i) July 6, 2022, provided that Employee remains employed in the same position from the Effective Date through such date; (ii) the date of Employee’s termination of employment by Employer without Cause; (iii) the date of Employee’s Approved Resignation; or (iv) the date of Employee’s death or Disability. Except as otherwise provided in the previous sentence, upon Employee’s termination of employment, Employee’s right to receive a Bonus shall be forfeited.

(b)    Regardless of whether the Bonus becomes vested under this Section 3, both the Initial Payment Event Bonus and the Additional Payment Event Bonus shall remain subject to a risk of forfeiture in the event that the Initial Payment Event and Additional Payment, respectively, does not occur within the Payment Event Timeframe. If the Bonus has not yet become payable by the last day of the Payment Event Timeframe, then Employee’s right to receive a Bonus shall be forfeited.

4.    MISCELLANEOUS.

(a)(i) This Agreement shall be nontransferable by Employee, and any attempt to transfer or assign this Agreement by Employee shall be null and void. Notwithstanding the foregoing, Employee may designate a beneficiary to receive the Bonus, if any, in the event of Employee’s death. If Employee does not designate a beneficiary, or if the beneficiary pre-deceases Employee, Employee’s estate shall be Employee’s beneficiary.

(ii)    This Agreement can be assigned by the Employer and shall be binding and inure to the benefit of Employer, its successors and assigns.

(b)This Agreement may not be amended or modified otherwise than-by a written agreement executed by the Parties or their respective successors and legal representatives.

(c)Nothing in this Agreement shall interfere with or limit in any way the right of Employer to terminate Employee’s employment or service at any time, nor confer upon Employee any right to continue as

Exhibit 10.3

an employee or other service-provider of Employer. Neither this Agreement nor any benefits arising under this Agreement shall constitute an employment contract with Employer. Neither Employee’s right to receive a Bonus nor payment of the Bonus, if any, shall entitle Employee to any equity, shareholder, management, membership, profit participation, or other rights with regard to Employer.

(d)Employer shall have the authority and the right to deduct or withhold, or require Employee to remit an amount sufficient to satisfy federal, state, local, and foreign taxes (including without limitation Employee’s FICA obligation) required by law to be withheld with respect to any grant, vesting, payment, or other taxable event arising as a result of this Agreement. The obligations of Employer under this Agreement shall be conditioned on such payment or arrangements and Employer or such other employing entity will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Employee.

(e)It is intended that this Agreement and the Bonus shall be exempt from the application of Section 409A of the Code pursuant to the short-term deferral exemption. This Agreement and the Bonus shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither Employer nor its respective managers, officers, employees or advisers nor any person other than Employee shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee or other taxpayer as a result of this Agreement or Bonus.

(f)No payment under this Agreement shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of Employer unless provided otherwise in such other plan. Nothing contained in this Agreement will prevent Employer from adopting other or additional compensation arrangements, subject to appropriate approval by the governing body of such entity, if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(g)The expenses of administering this Agreement shall be borne by Employer.

(h)The titles and headings of the Sections in this Agreement are for convenience of reference only, and in the event of any conflict, the text of this Agreement, rather than such titles or headings, shall control.

(i)Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

(j)To the extent not governed by federal law, this Agreement shall be construed in accordance with and governed by the laws of the state of Georgia.

(k)In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

(l)This Agreement shall not in any way affect the right or power of Employer or CatchMark to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. Employer may transfer this Agreement to a subsidiary or affiliate for such lawful consideration as Employer may specify, upon the condition or understanding that the subsidiary will administer this Agreement in accordance with the terms of this Agreement and specified by Employer pursuant to the provisions of this Agreement.

Exhibit 10.3

(m)    The obligations of Employer under this Agreement shall be paid from the general assets of Employer. Nothing contained in this Agreement shall be interpreted to grant to Employee or any beneficiary, any right, title or interest in any property of Employer or its members. This Agreement is not intended to be subject to ERISA

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the day and year first above written.

CTT EMPLOYEE, LLC

By: /s/ Brian M. Davis

Name:    Brian M. Davis

Title:     President & CFO

EMPLOYEE

/s/ John F. Rasor
JOHN F. RASOR

Exhibit 10.3

APPENDIX A

INITIAL PAYMENT EVENT BONUS

Upon the occurrence of an Initial Payment Event, Employee shall be entitled to receive an Initial Payment Event Bonus calculated as follows:

CatchMark Annual Return on Investment	Dollar Value of Award(1)
Less than 10.25%	$0
10.25% - 12.5%	An amount equal to 8.25% of Incentive Cash Payment(2)
Over 12.5%	An amount equal to 15.00% of Incentive Cash Payment(2)

(1)	Subject to the Maximum Aggregate Payout.

(2)
For purposes of this Appendix A, “Incentive Cash Payment” means the cash payments actually received by CatchMark from Triple T pursuant to Section 3.5(b)(i) or (ii) of the Triple T Partnership Agreement.

ADDITIONAL PAYMENT EVENT BONUS

Upon the occurrence of an Additional Payment Event, Employee shall be entitled to receive an Additional Payment Event Bonus calculated as follows:

CatchMark Annual Return on Investment	Dollar Value of Award(1)
Less than 10.25%	$0
10.25% - 12.5%	An amount equal to 8.25% of Incentive Cash Payment(2)
Over 12.5%	An amount equal to 15.00% of Incentive Cash Payment(2)

(1)	Subject to the Maximum Aggregate Payout.

(2)
For purposes of this Appendix A, “Incentive Cash Payment” means the cash payments actually received by CatchMark from Triple T pursuant to Section 3.5(b)(i) or (ii) of the Triple T Partnership Agreement.